Exhibit 99.1

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD-QUARTER 2015 RESULTS

YORK, Pennsylvania – November 3, 2015 – Glatfelter (NYSE: GLT) today reported third-quarter 2015 net income of $13.5 million, or $0.31 per diluted share, and adjusted earnings of $20.8 million, or $0.47 per diluted share. For the third quarter of 2014, net income was $30.4 million, or $0.69 per diluted share, and adjusted earnings were $30.8 million or $0.70 per diluted share.

Consolidated net sales totaled $420.0 million in the third quarter of 2015 compared with $465.1 million in the third quarter of 2014. The translation of non-U.S. dollar sales unfavorably impacted the year-over-year comparison by $25.2 million, reflecting a weaker Euro.

“At Glatfelter, we continue to take the steps necessary to manage controllable elements of our business, capitalize on near-term opportunities in our targeted markets and successfully execute our long-term growth strategy. While macro-level challenges continued to impact our company during the third quarter, we remain steadfast in our efforts to grow the business and we are confident in our outlook for long-term success,” said Dante C. Parrini, chairman and chief executive officer.

Mr. Parrini continued, “During the quarter, demand remained solid in most Composite Fibers’ market segments including tea, coffee and electrical, and we saw improving demand for Advanced Airlaid Materials’ products. We are also continuing to realize the benefits of previously announced cost reduction initiatives across our businesses, and remain on target to reach our goals for the year. These positives were offset by the ongoing instability in Russia and Ukraine, which has significantly impacted the nonwoven wallcover market, and weaker pricing and demand in our Specialty Papers markets. Despite the continuing macro level challenges, we expect solid demand for each of our businesses in the fourth quarter.”

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Glatfelter Reports 2015 Third-Quarter Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	Three months ended September 30
	2015		2014
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$13,504	$0.31	$30,372	$0.69
Fox River enviromental matter	6,222	0.14	—	—
Asset impairment charge	857	0.02	2,356	0.05
Workforce efficiency charges	211	—	—	—
Acquisition and integration related costs	13	—	115	—
Timberland sales and related costs	—	—	(1,004)	(0.02)
Alternative fuel mixture/Cellulosic biofuel credits	—	—	(1,032)	(0.02)

Adjusted earnings	$20,807	$0.47	$30,807	$0.70

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third-Quarter Business Unit Results

Composite Fibers

	Three months ended September 30
Dollars in thousands	2015	2014	Change
Tons shipped	38,868	40,060	(1,192)	(3.0)%
Net sales	$133,946	$154,512	$(20,566)	(13.3)%
Operating income	14,091	18,118	(4,027)	(22.2)%
Operating margin	10.5%	11.7%

Net sales for this business unit declined $20.6 million, or 13.3 percent, primarily due to $18.8 million of unfavorable currency translation and $3.9 million from lower selling prices, partially offset by the inclusion of Spezialpapierfabrik Oberschmitten GmbH (SPO), which was acquired in the fourth quarter of 2014. Shipping volumes declined 3.0 percent due to a 23.2 percent decline in nonwoven wallcover.

Composite Fibers’ third-quarter 2015 operating income totaled $14.1 million, a $4.0 million decline compared to the year-ago period. The negative impact of lower selling prices and wallcover shipping volumes was partially offset by $2.2 million of improved operations and $1.2 million of lower raw material and energy costs. The change in foreign currency exchange rates negatively impacted results by $1.3 million.

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Glatfelter Reports 2015 Third-Quarter Results	page 3

Advanced Airlaid Materials

	Three months ended September 30
Dollars in thousands	2015	2014	Change
Tons shipped	24,753	26,287	(1,534)	(5.8)%
Net sales	$63,211	$74,398	$(11,187)	(15.0)%
Operating income	6,770	7,504	(734)	(9.8)%
Operating margin	10.7%	10.1%

On a year-over-year basis, Advanced Airlaid Materials’ net sales decreased $11.2 million largely due to $6.4 million of unfavorable currency translation and a 5.8 percent decline in shipping volumes.

Third-quarter 2015 operating income declined $0.7 million compared to the same quarter a year-ago primarily due to approximately $1.7 million related to lower shipping volumes and downtime to align production with demand, partially offset by $1.5 million of lower raw material and energy costs.

Specialty Papers

	Three months ended September 30
Dollars in thousands	2015	2014	Change
Tons shipped	203,611	208,382	(4,771)	(2.3)%
Net sales	$222,803	$236,187	$(13,384)	(5.7)%
Energy and related sales, net	1,153	859	294	34.2%
Operating income	17,534	27,751	(10,217)	(36.8)%
Operating margin	7.9%	11.7%

On a year-over-year basis, Specialty Papers’ net sales decreased $13.4 million, or 5.7 percent, due to lower average selling prices totaling $5.7 million and a decline in shipping volumes.

Specialty Papers’ third-quarter 2015 operating income totaled $17.5 million, a $10.2 million decrease in the year-over-year comparison primarily due to lower selling prices, $3.1 million related to market downtime and $3.7 million from lower pulp production, partially offset by $2.9 million of lower raw material and energy costs.

Other Financial Information

Pension expense totaled $2.2 million and $1.7 million for the third quarters of 2015 and 2014, respectively. For 2015, the Company expects full year pension expense to be approximately $9.1 million compared to $6.7 million for all of 2014. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

During the first nine months of 2015, the Company reduced its workforce by approximately 3.1 percent in connection with the global workforce efficiency and cost reduction program initiated earlier in the year. In connection with these actions, the Company recorded charges totaling, on a pre-tax basis, $2.2 million for severance and related costs, of which $0.3 million was recorded in the third quarter.

The Company recorded a $10 million pre-tax charge to increase its reserve for potential costs associated with the Fox River environmental matter. The increase in reserve reflects estimated costs associated with interim funding of remediation activities in the river during 2016.

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Glatfelter Reports 2015 Third-Quarter Results	page 4

During the third quarters of 2015 and 2014, the Company recorded non-cash asset impairment charges of $1.2 million and $3.3 million, respectively, related to a trade name intangible asset acquired in connection with the 2013 Dresden acquisition. The charges were due to change in the estimated fair value of the trade name, primarily driven by lower forecasted revenues associated with the business, and higher discount rates due to the political and economic instability in the Russian and Ukrainian region.

2015 Year-to-date Results

On a GAAP basis, the Company reported net income of $30.3 million, or $0.69 per diluted share, for the first nine months of 2015 compared with $49.7 million, or $1.13 per diluted share, in the first nine months of 2014. Adjusted earnings totaled $36.0 million, or $0.82 per diluted share in 2015, compared with $48.7 million, or $1.11 per diluted share, in 2014. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Nine months ended September 30
	2015		2014
In thousands, except per share	After tax amounts	Diluted EPS	After tax amounts	Diluted EPS
Net income	$30,277	$0.69	$49,689	$1.13
Timberland sales and related costs	(3,078)	(0.07)	(2,381)	(0.05)
Fox River enviromental matter	6,222	0.14	—	—
Workforce efficiency charges	1,621	0.04	—	—
Asset impairment charge	857	0.02	2,356	0.05
Acquisition and integration related costs	126	—	115	—
Alternative fuel mixture/Cellulosic biofuel credits	—	—	(1,032)	(0.02)

Adjusted earnings	$36,025	$0.82	$48,747	$1.11

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first nine months of 2015 were $1,248.2 million compared with $1,366.2 million for the same period of 2014. The translation of non-U.S. dollar sales unfavorably impacted the year-over-year comparison by $82.7 million.

Balance Sheet and Other Information

Cash and cash equivalents totaled $73.7 million as of September 30, 2015, and net debt was $315.5 million compared with $304.8 million at the end of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures totaled $74.3 million in the first nine months of 2015 compared with $47.0 million in the same period of 2014. Capital expenditures during the first nine months of 2015 and 2014, include $19.0 million and $2.9 million, respectively, related to environmental compliance projects. For 2015, total capital expenditures are estimated at $105 million to $115 million, including approximately $35 million related to Specialty Papers’ environmental compliance projects.

Adjusted free cash flow for the third quarter of 2015 was $23.8 million compared with $27.6 million in the same period of 2014. For the first nine months of 2015, adjusted free cash flow was $11.2 million compared with a use of $22.7 million in the same period of 2014. (Refer to the calculation of this measure provided in the tables at the end of this release.)

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Glatfelter Reports 2015 Third-Quarter Results	page 5

In October 2015, the Company completed the sale of 9,803 acres of timberlands for $17.0 million in cash. The after-tax gain on the transaction totaled approximately $9.1 million.

Outlook

Composite Fibers’ shipping volumes and selling prices in the fourth quarter are expected to approximate the third quarter of 2015 levels. Raw material and energy prices are expected to be slightly higher than the third quarter.

Shipping volumes for Advanced Airlaid Materials in the fourth quarter of 2015 are expected to be down slightly compared with the third quarter. Average selling prices and raw material prices in the fourth quarter are expected to be in-line with the third quarter.

For Specialty Papers, the Company expects shipping volumes in the fourth quarter of 2015 to be in-line with the third quarter. Overall, selling prices are expected to decline slightly in the fourth quarter compared to the third quarter due to continued pressure on commodity products and input costs are expected to be in line with the third quarter of 2015. The Company does not expect any market downtime in Specialty Papers in the fourth quarter.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2015 Earnings Release Conference Call

When:	Tuesday, November 3, 2015, 11:00 a.m. (ET)

Number:	US dial 888.335.5539
International dial 973.582.2857

Conference ID:	55140692

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	November 3, 2015, 2:00 p.m. through November 17, 2015, 12:00 a.m

Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406

Conference ID:	55140692

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”,

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Glatfelter Reports 2015 Third-Quarter Results	page 6

“future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

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P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2015	2014	2015	2014
Net sales	$419,960	$465,092	$1,248,232	$1,366,154
Energy and related sales, net	1,153	860	3,936	6,912

Total revenues	421,113	465,952	1,252,168	1,373,066
Costs of products sold	361,205	385,439	1,107,319	1,196,076

Gross profit	59,908	80,513	144,849	176,990

Selling, general and administrative expenses	39,792	37,886	100,201	103,751
Gains on dispositions of plant, equipment and timberlands, net	(123)	(1,590)	(2,888)	(3,881)

Operating income	20,239	44,217	47,536	77,120
Non-operating income (expense)
Interest expense	(4,317)	(4,671)	(13,177)	(14,245)
Interest income	90	30	232	143
Other, net	(220)	(167)	(192)	105

Total other expense	(4,447)	(4,808)	(13,137)	(13,997)

Income before income taxes	15,792	39,409	34,399	63,123
Income tax provision	2,288	9,037	4,122	13,434

Net income	$13,504	$30,372	$30,277	$49,689

Earnings per share
Basic	$0.31	$0.71	$0.70	$1.15
Diluted	0.31	0.69	0.69	1.13

Cash dividends declared per common share	$0.12	$0.11	$0.36	$0.33

Weighted average shares outstanding
Basic	43,457	43,049	43,363	43,233
Diluted	43,865	43,841	43,949	44,111

Business Unit Financial Information

(unaudited)

Three months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$133.9	$154.5	$63.2	$74.4	$222.8	$236.2	$—	$—	$420.0	$465.1
Energy and related sales, net	—	—	—	—	1.2	0.9	—	—	1.2	0.9

Total revenue	133.9	154.5	63.2	74.4	224.0	237.1	—	—	421.1	466.0
Costs of products sold	108.4	123.7	54.6	64.7	196.1	195.2	2.1	1.8	361.2	385.4

Gross profit (loss)	25.5	30.8	8.6	9.7	27.9	41.9	(2.1)	(1.8)	59.9	80.5
SG&A	11.5	12.6	1.8	2.2	10.3	14.1	16.2	9.0	39.8	37.9
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(0.1)	(1.6)	(0.1)	(1.6)

Total operating income (loss)	14.0	18.1	6.8	7.5	17.6	27.8	(18.2)	(9.2)	20.2	44.2
Non operating expense	—	—	—	—	—	—	(4.4)	(4.8)	(4.4)	(4.8)

Income (loss) before income taxes	$14.0	$18.1	$6.8	$7.5	$17.6	$27.8	$(22.6)	$(14.0)	$15.8	$39.4

Supplementary Data
Net tons sold (thousands)	38.9	40.1	24.8	26.3	203.6	208.4	—	—	267.2	274.7
Depreciation, depletion and amortization	$6.7	$7.4	$2.2	$2.3	$6.4	$6.5	$0.5	$0.5	$15.8	$16.7
Capital expenditures	5.8	5.4	1.8	1.3	22.1	9.7	—	0.5	29.7	16.9

Nine months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Net sales	$409.6	$470.1	$183.0	$216.2	$655.6	$679.9	$—	$—	$1,248.2	$1,366.2
Energy and related sales, net	—	—	—	—	3.9	6.9	—	—	3.9	6.9

Total revenue	409.6	470.1	183.0	216.2	659.5	686.8	—	—	1,252.2	1,373.1
Costs of products sold	329.8	376.7	162.0	189.9	608.4	624.3	7.1	5.2	1,107.3	1,196.1

Gross profit (loss)	79.8	93.4	21.0	26.3	51.1	62.5	(7.1)	(5.2)	144.8	177.0
SG&A	34.4	38.8	5.8	6.8	34.2	39.5	25.7	18.7	100.2	103.8
Gains on dispositions of plant, equipment and timberlands, net	—	—	—	—	—	—	(2.9)	(3.9)	(2.9)	(3.9)

Total operating income (loss)	45.4	54.6	15.2	19.5	16.9	23.0	(29.9)	(20.0)	47.5	77.1
Non operating expense	—	—	—	—	—	—	(13.1)	(14.0)	(13.1)	(14.0)

Income (loss) before income taxes	$45.4	$54.6	$15.2	$19.5	$16.9	$23.0	$(43.0)	$(34.0)	$34.4	$63.1

Supplementary Data
Net tons sold (thousands)	116.2	119.5	71.4	76.0	593.6	601.3	—	—	781.2	796.8
Depreciation, depletion and amortization	$20.1	$22.7	$6.5	$6.9	$19.3	$22.6	$1.5	$1.3	$47.4	$53.5
Capital expenditures	17.3	16.7	4.6	4.1	51.0	24.5	1.4	1.7	74.3	47.0

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2015	2014
Cash Flow Data
Cash provided (used) by:
Operating activities	$70,523	$21,380
Investing activities	(72,923)	(43,585)
Financing activities	(21,946)	(46,007)

Depreciation, depletion and amortization	47,423	53,547
Capital expenditures	74,280	47,036

	September 30 2015	December 31 2014
Balance Sheet Data
Cash and cash equivalents	$73,665	$99,837
Total assets	1,537,747	1,561,504
Total debt	389,115	404,612
Shareholders’ equity	646,116	649,109

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, environmental related charges, asset impairment charges, acquisition and integration related costs, and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, environmental related charges, asset impairment charges, acquisition and integration related costs, and workforce efficiency charges, are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended September 30		Nine months ended September 30
In thousands	2015	2014	2015	2014
Cash from operations	$45,010	$42,746	$70,523	$21,380
Less: Capital expenditures	(29,705)	(16,880)	(74,280)	(47,036)
Add back: Environmental compliance projects	7,238	1,699	18,988	2,907
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	1,282	—	(4,065)	—

Adjusted free cash flow	$23,825	$27,565	$11,166	$(22,749)

Net Debt	September 30 2015	December 31 2014
In thousands
Current portion of long-term debt	$7,580	$5,734
Long term debt	381,535	398,878

Total	389,115	404,612
Less: Cash	(73,665)	(99,837)

Net Debt	$315,450	$304,775